EXHIBIT 1. 2
[Translation]
SHARE HANDLING REGULATIONS
Amended as of July 29, 2004
TDK Corporation

SHARE HANDLING REGULATIONS
CHAPTER I
GENERAL PROVISIONS
(Object)

Article 1.	In accordance with Article 10 of the Articles of Incorporation, the denominations of the share certificates of the Company, handling procedures for shares and fees therefor shall be governed by these Regulations. Provided, however, that handling procedures with respect to shares held by the beneficial shareholders shall be set forth in Chapter XI of these Regulations.
(Transfer Agent)

Article 2.	The Company’s transfer agent, its place of business and forwarding offices are as follows:

Transfer agent:
The Chuo Mitsui Trust & Banking Co., Ltd.
33-1 Shiba, 3-chome
Minato-ku, Tokyo

Place of business:
The Chuo Mitsui Trust & Banking Co., Ltd.
33-1 Shiba 3-chome
Minato-ku, Tokyo (Head Office)

Forwarding offices:
All branch offices of The Chuo Mitsui Trust & Banking Co., Ltd. and all branches offices of Japan Securities Agents, Ltd. in Japan
(Denominations of Share Certificates)

Article 3.		The share certificates to be issued by the Company shall be in denominations of 100 shares, 500 shares and 1,000 shares. Provided, however, that share certificates representing the number of shares less than 100 shares may be issued for the shares constituting less than 100 shares.

	2.	The shareholders shall not apply for the issuance of share certificates representing the number of shares constituting less than one unit as set forth in Section 2, Article 7 of the Articles of Incorporation (hereinafter referred to as the “Share(s) Constituting Less Than One Unit”) out of the share certificates in the preceding paragraph, except as provided for in the Article 17 (Re-issuance of share certificates due to mutilation or defacement), Article 18 (Re-issuance of share certificates due to a filled column) and Article 22 (Re-issuance of share certificates due to invalidation) hereof.
(Application and Notice, etc.)

Article 4.		The procedures for applications and notices, etc. with respect to business entrusted to the transfer agent by the Company shall be addressed to the transfer agent.

	2.	All applications, notices, requests or notification to be made under these Regulations shall be in the form prescribed by the Company and shall be impressed with the seal filed with the Company in accordance with the provisions of Article 11 hereof.

	3.	With respect to any application, notice, request or notification in the preceding paragraph, in the event that it is made or given by a proxy, a document evidencing his/her power shall be submitted to the Company. In the event that it requires the consent of his/her curator or assistant, a document evidencing the consent shall be submitted to the Company.
CHAPTER II
REGISTRATION OF TRANSFER OF SHARES
(Registration of Transfer of Shares)

Article 5.		In case of an application for registration of a transfer of shares, a written application form shall be submitted together with the share certificates.

	2.	In case of an application for the registration of the transfer of shares acquired due to causes other than assignment, in addition to taking the procedures prescribed in the previous section, a document evidencing the acquisition thereof shall be submitted. Provided, however, that in case the share certificates concerned have not been issued, no submission thereof shall be required.
(Registration of Transfer of Shares When Specific Procedures Therefor are Provided For in Law and Ordinance)

Article 6.	In the event that a specific procedure is required by law or ordinance with respect to the transfer of shares, a written application form shall be submitted together with share certificates concerned and a document evidencing the completion of such procedure.

CHAPTER III
REGISTRATION OF PLEDGE AND INDICATION OF TRUST PROPERTY
(Registration of Pledge or Cancellation Thereof)

Article 7.	In case of an application for the registration, change or cancellation of a pledge for shares, a written application form shall be submitted under joint signatures of the pledgor and pledgee together with the share certificates concerned.
(Indication of Trust Property or Cancellation Thereof)

Article 8.	In case of an application for indication of trust property or cancellation thereof for shares, a written application form shall be submitted by a trustor or a trustee, together with the share certificates concerned.
CHAPTER IV
NON-POSSESSION OF SHARE CERTIFICATES
(Request of Non-possession of Share Certificates)

Article 9.	In case of a request for the non-possession of share certificates, a written request shall be submitted together with the share certificates concerned. Provided, however, that in case of the share certificates concerned have not been issued, no submission thereof shall be required.
(Request for Delivery of Non-possessed Share Certificates)

Article 10.	In the event that a shareholder who has requested non-possession of share certificates applies for the issuance or return of such share certificates, a written application form to that effect shall be submitted. Provided, however, that if such share certificates are treated as unissued, the shareholder is unable to apply for the issuance of share certificates representing the Shares Constituting Less Than One Unit.
CHAPTER V
VARIOUS NOTICES
(Notice of Address, Name and Seal Impression)

Article 11.		Shareholders, registered pledgees or their legal representatives shall notify the Company of their addresses, names and seal impressions. Provided, however, that foreigners may substitute their specimen signatures for such seal impressions.

	2.	The same shall apply in case of any change in the matters notified pursuant to the preceding paragraph.

(Notice of Place for Receiving Notices for Shareholder Residing Abroad, etc.)

Article 12.		Shareholders, registered pledgees or their legal representatives residing abroad shall, in addition to procedures stipulated in the preceding Article, appoint a standing proxy in Japan or designate an address in Japan to receive notices in advance and notify the Company thereof.

	2.	The provisions of the preceding Article shall apply mutatis mutandis to the standing proxy.
(Representative of Corporation)

Article 13.		If shares are owned by a corporation, such corporation shall notify the Company of its representative.

	2.	In case of any change in the above, a written notice shall be submitted together with a certified extract copy of the commercial register.
(Representative of Co-shareholders)

Article 14.		Shareholders who co-own shares shall appoint a representative and submit a prescribed notice from under their joint signatures together with the related share certificates.

	2.	The same shall apply to the change of the representative.
(Alteration of Indications in Register of Shareholders and Share Certificates)

Article 15.		In case of any changes in indications of the register of shareholders and share certificates due to any of the following events, a written notice shall be submitted together with the share certificates and any documents evidencing the fact of the following events. Provided, however, that in case the share certificates have not been issued, no submission thereof shall be required:

	1.	Alteration of a surname or a first name;

	2.	Establishment, alteration or discharge of legal representative such as a person in parental authority or a guardian, etc.;

	3.	Alteration of a trade name or corporate name; and

	4.	Alteration of an organization of a corporate entity.

CHAPTER VI
RE-ISSUANCE OF SHARE CERTIFICATES
(Re-issuance of Share Certificates Due to Sub-division or Consolidation)

Article 16.		In case of an application for issuance of new share certificates due to sub-division or consolidation of share certificates, a written application form shall be submitted together with the share certificate concerned.

	2.	No application shall be made for the issuance of share certificates representing the Shares Constituting Less Than One Unit due to sub-division or consolidation of share certificates.
(Re-issuance of Share Certificates Due to Mutilation or Defacement)

Article 17.	In case of an application for issuance of new share certificates due to defacement or mutilation of share certificates, a written application form shall be submitted together with the related share certificates. Provided, however, that if it is difficult to ascertain the authenticity of the share certificates, the provisions of Chapter VII shall apply.
(Issuance of Share Certificates Due to a Filled Column)

Article 18.	In the event that the column of the shareholders’ names on a share certificate is filled out, the Company shall collect such share certificates and shall issue a new share certificate.
(Automatic Consolidation of Shares Constituting Less Than One Unit)

Article 19.	In the event that share certificates representing the Shares Constituting Less Than One Unit are submitted for registration of the transfer of shares and any combination of such certificates could represent the number of shares constituting one unit, such certificates shall be combined into share certificates representing shares constituting one unit unless an applicant for such registration of the transfer of shares specifically expresses his/her intention otherwise.
CHAPTER VII
RE-ISSUANCE OF SHARE CERTIFICATES DUE TO LOSS
(Application for Registration of Lost Share Certificates or Cancellation Thereof)

Article 20.	A person applying for the registration of lost share certificates shall submit a written application form together with a document evidencing the fact of the acquisition of share certificates, a document evidencing the fact of the loss of such share certificates and a document identifying himself/herself as the same person. Provided, however, that in case of a person applying for the registration of lost share certificates is a nominee or registered pledgee of the registered lost share certificates, only a document evidencing the fact of the loss of share certificates shall be attached to a written application form.

2.	In the event that a person who registered lost share certificates applies for the cancellation of the registration made under the preceding paragraph, a written application form shall be submitted.
(Application for Objection to Registration of Lost Share Certificates)

Article 21.	In case of an application for the objection to the registration of lost share certificates, a written application form shall be submitted together with the share certificates concerned and a document identifying himself/herself as the same person. Provided, however, that in case of an objection applied for by shareholders or registered pledgees, no submission of a document identifying himself/herself as the same person shall be required.
(Re-issuance of Share Certificates Due to Invalidation)

Article 22.	In case of an application for re-issuance of share certificates due to invalidation of share certificates, a written application form shall be submitted.
(Application mutatis mutandis to Various Notices)

Article 23.	In the event that a person who registered lost share certificates is not a shareholder or registered pledgee, when altering the statement or record of the register of lost share certificates, the provisions of Article 11 to Article 15 hereof shall apply mutatis mutandis.
CHAPTER VIII
PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT
(Application Method for Request of Purchase)

Article 24.	In case of an application for request of the purchase of Shares Constituting Less Than One Unit, a written application form shall be submitted together with the share certificates concerned to the place of business for handling shares or the forwarding offices provided for in Article 2. Provided, however, that in case the share certificates have not been issued, no submission thereof shall be required.
(Purchase Price)

Article 25.	The purchase price per Share Constituting Less Than One Unit shall be the last sale price of the shares of the Company reported by the Tokyo Stock Exchange on the day on which the written application form and the share certificates concerned have been received at the place of business for handling shares or forwarding offices provided for in Article 2. Provided, however, that in case no trading is effected on that day or such day falls on a holiday of such stock exchange, the purchase price shall be the price at which the shares of the Company are first traded on such stock exchange subsequent thereto.

2.	The total purchase price shall be the amount equal to the purchase price per Share Constituting Less Than One Unit stated in the preceding paragraph multiplied by the number of Shares Constituting Less Than One Unit for which the application for request of the purchase was made.
(Payment of Purchase Price)

Article 26.		The purchase price shall be paid to the applicant at the place where the application for request of the purchase was made on the sixth business day immediately following the day on which the purchase price in the preceding Article is determined. Provided, however, that when such purchase prices cum right for dividends, stock splits, warrants to subscribe for new shares or the like, the purchase price shall be paid on or prior to the record date or the day immediately preceding the day on which the register of shareholders is closed or the day set for allotment of such dividends, etc.

	2.	The applicant for purchase of shares by the Company may require that payment of the purchase price shall be made by remitting to the bank account or the post office account designated by such applicant.

	3.	At the time of remitting the purchase price, the handling fee provided for in Article 28, Section 3 shall be deducted.
(Transfer of Shares Purchased)

Article 27.	The Shares Constituting Less Than One Unit for which an application for request of the purchase has been made shall be transferred to the Company on the day on which payment of the purchase price or procedures for payment is completed pursuant to the preceding Article.
CHAPTER IX
SALE OF SHARES CONSTITUTING LESS THAN ONE UNIT BY THE COMPANY
(Application Method for Request of Sale)

Article 28.	In case a shareholder who holds Shares Constituting Less Than One Unit make an application to the Company to sell such number of Shares Constituting Less Than One Unit which, if combined with the Shares Constituting Less Than One Unit already held by such shareholder (hereinafter referred to as the

“Application for Request of the Sale of Shares Constituting Less Than One Unit”), shall constitute one unit of shares, a written form of the Application for Request of the Sale of Shares Constituting Less Than One Unit and the share certificates concerned, together with an estimated sale price of the Shares Constituting Less Than One Unit, the details of which are provided in the following Article, shall be submitted to the place of business for handling shares or forwarding offices provided for in Article 2. Provided, however, that if the share certificates have not been issued, no submission thereof shall be required.
(Estimated Sale Price of Shares Constituting Less Than One Unit)

Article 29.		The estimated sale price of the Shares Constituting Less Than One Unit shall be obtained by multiplying the last sale price of the shares of the Company reported by the Tokyo Stock Exchange on the day prior to the day on which the documents relating to the request for sale stated in the preceding Article have been received at the place of business for handling shares or forwarding offices provided for in Article 2 (if no trading is effected on that day, it shall be the last sale price of the shares of the Company which are traded on the Tokyo Stock Exchange on the day immediately preceding such date), by the number of the Shares Constituting Less Than One Unit for which the request for sale has been made, further multiplied by 1.3. Any amount less than 1,000 Japanese yen arising out of the above calculation shall be rounded upward to 1,000 Japanese yen.

	2.	In case of an Application for Request of the Sale of Shares Constituting Less Than One Unit in accordance with the provisions of the preceding Article, if the estimated sale price of the Shares Constituting Less Than One Unit is less than the amount provided for in the preceding paragraph, such Application for Request of the Sale of Shares Constituting Less Than One Unit shall not be handled.
(Application for Request of Sale of Shares Constituting Less Than One Unit Exceeding Number of Treasury Stock)

Article 30.	If the total number of the Shares Constituting Less Than One Unit for which several applications for request of sale were made on the same day, exceeds the number of treasury stock to be transferred (excluding treasury stock held for a specified purpose), all Applications for Request of the Sale of Shares Constituting Less Than One Unit made on that day shall become null and void.
(Effective Date)

Article 31.	The Application for Request of the Sale of Shares Constituting Less Than One Unit shall come into effect when the documents relating to the request for sale provided for in Article 28 and the estimated sale price of the Shares

Constituting Less Than One Unit provided for in Article 29 reach the place of business for handling shares or forwarding offices provided for in Article 2.
(Suspended Period for Acceptance of Application for Request of Sale of Shares Constituting Less Than One Unit)

Article 32.		The Company shall suspend acceptance of any Application for Request of the Sale of Shares Constituting Less Than One Unit from twelve business days prior to March 31 to March 31 of each year, and from twelve business days prior to September 30 to September 30 of each year.

	2.	Notwithstanding the foregoing paragraph, in addition to the above-mentioned period, the Company may fix any period to suspend acceptance of any Application for Request of the Sale of Shares Constituting Less Than One Unit when it deems necessary.
(Determination of Sale Price)

Article 33.		The sale price per Share Constituting Less Than One Unit shall be the last sale price of the shares of the Company reported by the Tokyo Stock Exchange on the effective date of the Application for Request of the Sale of Shares Constituting Less Than One Unit. Provided, however, that if no trading is effected on that day or such day falls on a holiday of such stock exchange, the sale price shall be the price at which the shares of the Company are first traded on such stock exchange subsequent thereto.

	2.	The total sale price shall be the amount equal to the sale price per Share Constituting Less Than One Unit stated in the preceding paragraph multiplied by the number of Shares Constituting Less Than One Unit for which the request for sale was made.

	3.	If the estimated sale price of the Shares Constituting Less Than One Unit provided for in Article 29 is less than the total amount of the sale price provided for in the preceding paragraph and the handling fee provided for in Article 37 (hereinafter referred to collectively as the “Selling Cost”), the Company shall charge such deficit to the shareholder who requested the Company to sell the Shares Constituting Less Than One Unit. In that case, if the deficit is not paid within five business days from the day immediately following the day on which it has been charged, the relevant Application for Request of the Sale of Shares Constituting Less Than One Unit shall be cancelled.

(Receipt of Selling Cost)

Article 34.		The Company shall receive the Selling Cost out of the estimated sale price of Shares Constituting Less Than One Unit on any day within six business days from the day immediately following the day that the sale price is determined or the deficit as stated in paragraph 3 of the preceding Article is paid, which is designated by the Company. Provided, however, that if the sale price is a price cum rights such as rights to make stock splits or receive warrants to subscribe for new shares, etc., the Selling Cost shall be received prior to the record date or the allotment date.

	2.	The Company shall repay any surplus amount obtained deducting the Selling Cost in the preceding paragraph from the estimated sale price of the Shares Constituting Less Than One Unit by either remitting such amount to the bank account, or the cash payment by postal transfer, which is designated by the shareholder in the relevant Application for Request of the Sale of Shares Constituting Less Than One Unit.
(Transfer of Shares Constituting Less Than One Unit for which Application for Request of Sale was Made)

Article 35.	Treasury stock for which an Application for Request of the Sale of Shares Constituting Less Than One Unit has been made shall be transferred to the shareholder who made such Application for Request of the Sale of Shares Constituting Less than One Unit on the day when the Selling Cost is fully received pursuant to the preceding Article.
(Delivery of Share Certificates)

Article 36.	A share certificate shall be immediately issued for the shares constituting one unit as a result of an Application for Request of the Sale of Shares Constituting Less Than One Unit, and delivered to the shareholder who requested the Company to sell.
CHAPTER X
HANDLING FEES
(Handling Fees)

Article 37.	Handling fees for handling of the shares of the Company shall be as follows:

	1.	In case of delivery of share certificates pursuant to Article 10 (Request for delivery of non-possessed share certificates) and Article 17 (Re-issuance of share certificates due to mutilation or defacement):

The fee shall be ¥250 per share certificate

2.	In case of an application for the registration of lost share certificates pursuant to Article 20 (Application for registration of lost share certificates or cancellation thereof):
The fee shall be ¥8,600 per application for the registration of lost share certificates and ¥500 per share certificate which will be registered as the lost share certificate.

3.	Handling fee for the application for request of the purchase of Shares Constituting Less Than One Unit pursuant to Article 24 (Application method for request of the purchase) and the request for the sale of Shares Constituting Less Than One Unit pursuant to Article 28 (Application method for request of sale):
The fee shall be an amount equivalent to the brokerage fee for trading of shares, as determined separately.
CHAPTER XI
SPECIAL EXCEPTIONS CONCERNING BENEFICIAL SHAREHOLDERS
(Registration or Recordation on Register of Beneficial Shareholders)

Article 38.	Registration or recordation on the register of beneficial shareholders shall be made in accordance with the notice from The Japan Securities Depositary Center, Inc. (hereinafter referred to as the “Center”) concerning the beneficial shareholders and beneficial shareholders’ form.
(Beneficial Shareholders’ Form)

Article 39.	Beneficial shareholders shall submit the beneficial shareholders’ form through a participant in the central depositary and book-entry delivery system of share certificates (hereinafter referred to as the “Participant”).
(Addition)

Article 40.	In the event that a shareholder entered or recorded in the register of shareholders is identified with a beneficial shareholder entered or recorded in the register of beneficial shareholders according to the address and the name, the number of shares of each of such shareholders shall be added up with regard to the exercise of the right of shareholders.
(Various Notices by Beneficial Shareholders)

Article 41.	The provisions of Chapter V shall apply mutatis mutandis to the beneficial shareholders. Provided, however, that no submission of share certificates is required in case of alterations of the indications in the register of beneficial shareholders.

2.	Beneficial shareholders shall submit notices provided for in the preceding paragraph through the Participant. Provided, however, that no beneficial shareholder is required to submit any notification through the Participant in case of a change only of his/her seal impression.
(Purchase of Shares Constituting Less Than One Unit of Shares Held by Beneficial Shareholders)

Article 42.	The provisions of Chapter VIII shall apply mutatis mutandis to the beneficial shareholders. Provided, however, that beneficial shareholders shall apply for purchase of Shares Constituting Less Than One Unit through the Participant and the Center.
(Sale of Shares Constituting Less Than One Unit to Beneficial Shareholders)

Article 43.	The provisions of Chapter IX shall apply mutatis mutandis to the beneficial shareholders. Provided, however, that beneficial shareholders shall made an Application for Request of the Sale of Shares Constituting Less Than One Unit through the Participant and the Center.
(Others)

Article 44.	The procedures for handling the beneficial shareholders shall be governed by the regulations of Center as well as in accordance with this Chapter.
Handling Fee for
Application for Request of Purchase of Shares Constituting Less Than One Unit and Application for Request of Sale of Shares Constituting Less Than One Unit
The fee to be charged pursuant to Section 3, Article 37 of the Share Handling Regulations (handling fees for an application for request of the purchase of Shares Constituting Less Than One Unit and an application for request of the sale of Shares Constituting Less Than One Unit) shall be obtained by prorating the fee per one unit, calculated according to the following formula (the “unit fee”), to the Shares Constituting Less Than One Unit purchased or sold.
(Formula for the unit fee)
The unit fee shall be an amount equivalent to the percentage of the purchase price or the sale price per unit as determined in accordance with Article 25 or Article 33, as the case may be, obtained by multiplying the number of shares constituting one unit:

Purchase/Sale price per unit	Fee rate
Less than and including ¥1 million	1.150%
Over ¥1 million but less than and including ¥5 million	0.900%
Over ¥5 million but less than and including ¥10 million	0.700%
Over ¥10 million but less than and including ¥30 million	0.575%
Over ¥30 million but less than and including ¥50 million	0.375%
(Any amount less than ¥1 is to be disregarded.)
Provided, however, that in the case that the fee per unit is less than ¥2,500, such fee shall be ¥2,500.